Exhibit 99.1

iCAD Announces Estimated Q4 and Fiscal Year 2021 Revenues

Company expects preliminary estimated Q4 2021 revenues to be between $7.8-$8.0 million

NASHUA, N.H., January 4, 2022 — iCAD, Inc. (NASDAQ: ICAD), a global medical technology leader providing innovative cancer detection and therapy solutions, reported select preliminary, unaudited financial results for the fourth quarter and full year of 2021. Based on preliminary, unaudited financial information, the Company expects total revenue for the fourth quarter of 2021 to be between $7.8 and $8.0 million and total revenue for the full year 2021 to be approximately $33.6-$33.8 million.

“Our sales in Q4 fell far below sales reported for Q4 of 2020, based primarily on the disruption to our business from the surge of the COVID-19 Omicron variant, which caused significant clinical and administrative staffing shortages and limited availability of hospital decision makers to issue purchase orders in the last three weeks of 2021. iCAD’s Detection business, which was more heavily impacted by the shortfall in Q4 than our Therapy segment, has historically realized a high proportion of quarterly sales in the last month of the quarter. In December, our customers expressed a singular focus on surging COVID-19 infection rates, which caused attention to be diverted from non-essential purchases and/or ability to process purchase orders, causing a number of anticipated sales to be delayed or postponed beyond December 2021 and preventing the closure of deals that would have represented a high percentage of quarterly sales. International sales continued to be sluggish throughout Q4 2021, as a result of the ongoing and re-instituted COVID-19 related restrictions in most of Europe and the rest of iCAD’s non-U.S. markets. We were additionally impacted by greater than 30% of our global sales team being stricken with COVID-19 in December. We remain confident in the clinical and health economic value proposition our world-leading product portfolio delivers to our customers, and fully expect our business to return to a more normalized growth trajectory in the first half of 2022,” said Stacey Stevens, President and incoming CEO of iCAD, Inc.

“We believe the impact of the resurgence of COVID-19 will cause the underlying market trends around customer priorities and purchasing patterns we have previously communicated to accelerate as each addresses a customer problem exacerbated by the operating and economic implications of the ongoing pandemic. These trends include the emergence of the Enterprise Sales dynamic highlighting the IT department role in decision-making, the increasing market demand for a cash-preserving monthly subscription offering (operating expense) rather than perpetual (capital expense) licensing of software, and the emergence of AI aggregating platform companies.

“Because we believe these market changes will hasten, we are planning to accelerate the adaptation of our commercial operations to these evolving market trends in Q1 2022, thereby maximizing our access to the entirety of our large opportunity. In Q1 2022, iCAD will offer a subscription license to address the customer need for monthly operating cash payments, enabling customers to purchase our solutions in ways that best fit their priorities by integrating our software into partners’ systems, platforms, and equipment. We will simultaneously accelerate the reorganization of our sales functions to address marketplace changes, and also position ourselves to penetrate additional segments that will be increasingly available to us.

“We will also continue to drive the growth of the Therapy segment with a commercial focus on the dermatology market and continued development of the glioblastoma indication,” Stevens continued.

iCAD’s consolidated financial statements for the year ended December 31, 2021 are not yet available. The preliminary estimated financial information included in this press release for the three months and year ended December 31, 2021 is based solely on management’s estimates reflecting currently available preliminary information, and remains subject to iCAD’s consideration of subsequent events, particularly as it relates to material estimates and assumptions used in preparing the Company’s consolidated financial statements for the year ended December 31, 2021. iCAD’s final consolidated financial results as of and for the year ended December 31, 2021, may materially differ from estimates set forth in this release. Furthermore, the information presented herein does not present all information necessary for an understanding of the Company’s year ended December 31, 2021.

About iCAD, Inc.

Headquartered in Nashua, NH, iCAD® is a global medical technology leader providing innovative cancer detection and therapy solutions. For more information, visit www.icadmed.com and www.xoftinc.com.

Forward-Looking Statements

Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s expected revenue for the quarter and year ended December 31, 2021, and the future prospects for the Company’s technology platforms and products. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any prior results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited, to the Company’s ability to achieve positive results from this or any future studies, business and strategic objectives, the ability of IORT to provide flexibility, mobility or other advantages, to be more beneficial for patients than traditional therapy or to be accepted by patients or clinicians, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence of products, increased competition, litigation and/or government regulation, changes in Medicare or other reimbursement policies, risks relating to our existing and future debt obligations, competitive factors, the effects of a decline in the economy or markets served by the Company; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe,” “demonstrate,” “intend,” “expect,” “estimate,” “will,” “continue,” “anticipate,” “likely,” “seek,” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release. For additional disclosure regarding these and other risks faced by iCAD, please see the disclosure contained in our public filings with the Securities and Exchange Commission, available on the Investors section of our website at http://www.icadmed.com and on the SEC’s website at http://www.sec.gov.

Media Inquiries:

Jessica Burns, iCAD

+1-201-423-4492

jburns@icadmed.com

Investor Relations:

Brian Ritchie, LifeSci Advisors

+1-212-915-2578

britchie@lifesciadvisors.com